Delta Apparel Reports Results of Transition Period Ended September 28, 2013
Company Maintains Previous Guidance for Fiscal Year 2014

GREENVILLE, SC - October 24, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) today reported financial results for the three-month transition period ended September 28, 2013. The transition period was necessary to accommodate the change in the Company’s fiscal year end from June to September; therefore starting the 2014 fiscal year on September 29, 2013. Transition period comparisons are made against the fiscal 2013 first quarter ended September 29, 2012.

Net sales for the transition period were $122.6 million versus $130.1 million in the comparable prior year period. Net earnings for the transition period were $0.6 million, or $0.07 per diluted share, compared with $3.6 million, or $0.41 per diluted share, in the prior year quarter. While demand was strong at the start of the period, weakness in retail sales caused a decline in the Company’s basic undecorated tee business as the quarter progressed. This weakness, along with continued softness in Soffe sales, was the primary reason for the decline in revenue and lower profitability. In addition, the Company’s operating profit was unfavorably impacted in the transition period by a number of unusual items, including costs associated with the shutdown of its Wendell screen print facility, expenses associated with the acquisition of Salt Life, higher than normal bad debt expense and the recording of a contingent liability associated with certain legal matters in California.

Basics Segment Review
During the period, sales for Delta’s basics segment were $62.3 million compared with $66.5 million in the prior year period, a reduction of 6.4%. While sales of undecorated tees started strong in July, slower retail traffic and an earlier than expected build-up of inventories in the retail sector resulted in price discounting to drive volume, and ultimately lower than expected sales of undecorated tees as the quarter progressed. Sales of private label products were also unfavorably impacted as customers shifted callouts to balance inventory from the lower sales at retail. Operating earnings, inclusive of the additional bad debt expense and legal accruals, for the transition period were $0.2 million compared to $3.2 million in the prior year September quarter.

Branded Segment Review
With the exception of Soffe, all branded segment businesses met or exceeded revenue and profit expectations. Branded segment sales for the period were $60.2 million, down 5.2% from $63.5 million in the comparable prior year period. The primary reason for the decrease was a 28% decline in Soffe sales, which was somewhat offset by strong revenue growth in the other brands. Junkfood sales increased by 14% with continued strong buy-in from upper-tier retailers and specialty stores. Art Gun continued its rapid growth pattern with a 115% sales increase over the comparable prior year period. Salt Life revenue growth exceeded expectations, with sales up 44% over the prior September quarter. The branded segment’s operating earnings were $0.4 million for the period compared to $2.7 million for the comparable prior year quarter.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, said that while the transition period did not produce the financial results the Company had anticipated, it was one in which Delta concluded many of the consolidation and expansion projects it has pursued over the past year. “We completed the modernization of the Soffe printing operations. Now with all of the new equipment in place, we are beginning to increase the productivity of that operation. In addition, the Wendell facility has been closed and the equipment is expected to be sold in the near future. The expansion of our Honduras sewing plant was also completed with no disruption to our operations during the move. This expansion gives us the capability to increase our sewing capacity as needed.”

“We also completed the consolidation of our college bookstore operations into The Game, which should allow us to operate more efficiently and better serve our customers with one brand. In regard to our collegiate offerings, our new Made-in-America apparel line, ‘American Threads by The Game’, which was introduced this season, appears to be receiving good feedback from college students who recognize and appreciate the importance of apparel made in the U.S. We look forward to evaluating the program further as we receive more sell-through data in future quarters.”

“At the end of August we completed the acquisition of Salt Life and updated our bank loan to support that acquisition. Salt Life continues to gain traction in its geographic distribution with products being placed in key independent accounts and major retailers along the West Coast and in Hawaii.”

“In September we brought on Rod McGeachy as President of the Soffe division. Calling on his broad range of executive experience in the apparel business, Rod is now leading the brand development, brand positioning and marketing strategies to return Soffe to its historical performance levels.”

Mr. Humphreys concluded, “Most of the expense for these initiatives was recognized during the transition period, and we anticipate the next several quarters will be ones in which we will begin to see the results of our efforts. While the current economic environment for apparel is more challenging than we anticipated, we believe the steps we have taken position us to meet our guidance for fiscal year 2014.”

Fiscal 2014 Guidance
The Company believes that the guidance previously provided for the fiscal year ending September 27, 2014 can be achieved. Based on anticipated net sales growth, higher unit volume leveraging fixed costs, and greater productivity from the recently completed initiatives, the Company believes revenue will be in the $500 million to $510 million range and earnings should be $2.00 to $2.10 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-452-4023. If calling from outside the United States, dial 719-457-2664. Use confirmation number 5883720. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through November 25, 2013. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 5883720.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-commerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	September 28, 2013	September 29, 2012

Net Sales	$122,559	$130,114
Cost of Goods Sold	95,439	98,261
Gross Profit	27,120	31,853

Selling, General and Administrative	26,588	25,861
Other (Income) Expense, Net	(24)	156
Operating Income	556	5,836

Interest Expense, Net	1,033	1,076

(Loss) Earnings Before (Benefit) Provision for Income Taxes	(477)	4,760

(Benefit) Provision for Income Taxes	(1,045)	1,196

Net Earnings	$568	$3,564

Weighted Average Shares Outstanding
Basic	7,848	8,398
Diluted	8,075	8,652

Net Earnings per Common Share
Basic	$0.07	$0.42
Diluted	$0.07	$0.41

	September 28, 2013	June 29, 2013	September 29, 2012

Current Assets
Cash	$829	$598	$1,840
Receivables, Net	68,707	74,827	69,297
Income Tax Receivable	1,232	2,238	7,270
Inventories, Net	165,190	159,514	161,814
Prepaids and Other Assets	3,786	4,129	3,938
Deferred Income Taxes	5,981	4,556	3,890
Total Current Assets	245,725	245,862	248,049

Noncurrent Assets
Property, Plant & Equipment, Net	40,600	39,446	39,272
Goodwill and Other Intangibles, Net	61,566	23,002	23,457
Other Noncurrent Assets	3,871	3,600	3,780
Total Noncurrent Assets	106,037	66,048	66,509

Total Assets	$351,762	$311,910	$314,558

Current Liabilities
Accounts Payable and Accrued Expenses	$70,340	$68,898	$66,293
Current Portion of Long-Term Debt	3,704	3,529	3,529
Total Current Liabilities	74,044	72,427	69,822

Noncurrent Liabilities
Long-Term Debt	131,030	94,763	99,049
Deferred Income Taxes	3,610	3,571	3,531
Other Noncurrent Liabilities	4,206	83	224
Total Noncurrent Liabilities	138,846	98,417	102,804

Shareholders' Equity	138,872	141,066	141,932

Total Liabilities and Shareholders' Equity	$351,762	$311,910	$314,558